Exhibit 10.8
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT dated as of October 21, 2005, by and between Cogdell Spencer Inc., a Maryland corporation (the “REIT”), Cogdell Spencer LP, a Delaware Limited Partnership (the “Operating Partnership”) each with its principal place of business at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209-4670 , and James W. Cogdell, residing at the address set forth on the signature page hereof (the “Executive”).
     WHEREAS, the REIT and the Operating Partnership (collectively, the “Company”) wish to employ the Executive, and the Executive wishes to accept such offer, on the terms set forth below:
     Accordingly, the parties hereto agree as follows:
     1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term (the “Initial Term”) commencing on the date of closing of the initial public offering of the shares of the Company (an “IPO”), provided that the Executive is employed by the Company immediately prior to such date, and continuing for a five-year period, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to 90 days before the expiration of the initial term and each annual renewal, as applicable (the Initial Term, together with any such extensions of employment hereunder, shall hereinafter be referred to as the “Term”).
     2. Duties. During the Term, the Executive shall be employed as Executive Chairman of the Board of Directors of the REIT and Executive Officer of the Operating Partnership, and, as such, the Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors of the REIT (the “Board”) or the General Partner of the Operating

Partnership (the “General Partner”) (including, without limitation, the performance of duties for affiliates and subsidiaries of the Company). The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder; provided that, to the extent such Activities (as defined below) do not interfere with the Executives ability to perform his duties hereunder, (i) the Executive shall not be prohibited from (A) performing personal and charitable activities, (B) providing services to The Fork and (C) engaging in any other business interests as may be approved by the Board or the General Partner (each an “Activity” and collectively, the “Activities”). The parties acknowledge and agree that the Executive may from time to time perform his duties hereunder from his personal office located at The Fork. Notwithstanding the foregoing, unless otherwise consented to by the parties hereto, in the event of any termination of employment with either the REIT or the Operating Partnership at a time when the REIT and the Operating Partnership are affiliates, then such termination will be considered to be a termination of such employment with the Company. Nothing herein shall restrict the ability of the Operating Partnership from classifying the Executive as a non-employee service provider thereto for tax-administrative purposes, for purposes of employee benefit plans and programs and for such other purposes as it may deem appropriate.
     3. Compensation.
          3.1 Salary. The Company shall pay the Executive during the Term a salary at the rate of $430,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives (or, if there is no such policy, such practices of the Company’s principal affiliates). At least annually, the Board and the General Partner shall review the Executive’s Annual Salary and may provide for increases therein as it may in its discretion deem appropriate.
          3.2 Bonus. During the Term, in addition to the Annual Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus in an amount to be determined by the Company (the “Annual Bonus”).

          3.3 Benefits — In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, equity-based plans, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.
          3.4 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive submits proof of such expenses, with the properly completed forms as prescribed from time to time by the Company.
          3.5. Personal Assistant. The Company shall provide (in addition to a Company provided personal assistant) the Executive’s personal assistant or accountant with office space at the Company’s main offices, and shall provide such individual with the same salary and benefits as are provided to similarly qualified employees of the Company; provided that, the Executive shall reimburse the Company (i) at the applicable market rental rate for use of any such office space and (ii) for the full cost of providing such salary and other benefits.
          3.6 Certain Specific Benefits. The Company shall make available to the Executive vacation of 20 business days per year and an appropriate Company car for the Executive’s use as the Executive reasonably directs.
          3.7 Offset. Notwithstanding any of the forgoing provisions of this Section 3, in the event that during the Term, the average annual combined net operating income for East Jefferson Medical Office Building and East Jefferson Medical Specialty Building for any of the years ended December 31, 2007, 2008, 2009 and 2010 declines by more than 15% from their combined estimated 2006 net operating income (which is estimated to be $2,150,000), an amount equal to such additional decline (up to the next 15% of such decline) (the “Captured Shortfall Amount”) shall offset the compensation otherwise payable to the Executive for the next calendar year following such measurement period by an amount equal to 50% of such Captured Shortfall Amount.
     4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive; provided, however, that, the Company will have no right to terminate the Executive’s employment for disability under this Section 4 if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonably certain that the Executive will be able to resume the Executive’s duties on a regular full-time basis within 60 days of the date the Executive receives notice of such termination. Upon termination of employment due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), (ii) all outstanding unvested equity-based awards (including, without limitation, stock options and restricted stock) held by the Executive shall fully vest and become immediately exercisable, as applicable, subject to the other terms of such awards, and (iii) except as otherwise required under applicable law, the Executive (or, in the event of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     5. Certain Terminations of Employment.
          5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.
          (a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i) conviction of, or formal admission to, a felony;
(ii) engagement in the performance of his duties hereunder, or otherwise to the material and demonstrable detriment of the Company, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;
(iii) repeated failure to adhere to the directions of the Board or the General Partner, or to adhere to the Company’s policies and practices, other than in respect of a decision discussed in Section 5.2(a)(v);
(iv) willful and continued failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his disability) after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed such duties;
(v) breach of any of the provisions of Section 6; or
(vi) breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within 90 days following written notice from the Company specifying such breach;
provided that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time following the occurrence of any of the events described in clauses (i), (ii) or (v) above and on written notice given to the Executive at any time not more than 30 days following the occurrence of, or if later, the Company’s knowledge of, any of the events described in clause (iii), (iv) or (vi) above. No termination for Cause shall be effective unless the Board or the General Partner makes a Cause determination after notice to the Executive and the Executive has been provided with the opportunity (with counsel of his choice) to contest the determination at a meeting of the Board or with the board of trustees the General Partner.
          (b) During the Term, the Company may terminate the Executive’s employment hereunder for Cause, as provided above, and the Executive may terminate his employment without Good Reason on at least 30 days’ and not more than 60 days’ written notice given to the Company. If (i) the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 5.2 or covered by Section 5.3, the Executive shall receive Annual Salary and other benefits (but, in all events, and without increasing the Executive’s rights under any other provision hereof, excluding any bonuses not yet paid)

earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment) and (ii) a termination occurs in accordance with this Section 5.1, except as otherwise required under applicable law, the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
          5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.
          (a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,
(i) the material reduction of the Executive’s authority, duties and responsibilities, the failure to continue the Executive’s appointment as Chairman of the Board, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company;
(ii) a reduction in Annual Salary of the Executive;
(iii) the relocation of the Executive’s office to more than 50 miles from Charlotte, North Carolina;
(iv) the Company’s material and willful breach of this Agreement; or
(v) a decision by the Company, over the reasonable objection of the Executive acting in good faith, materially to change the Company’s business plan so as to effect a fundamental change to the primary business purpose of the Company.
Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 90 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 60 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.
          (b) During the Term, the Company may terminate the Executive’s employment at any time for any reason or no reason and the Executive may terminate the Executive’s employment with the Company for Good Reason. If the Company terminates the Executive’s employment and the termination is not covered by Section 4, 5.1 or 5.3, or the Executive terminates his employment for Good Reason and the termination by the Executive is not covered by Section 5.3, (i) the Executive shall receive Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) the Executive shall receive (A) a cash payment equal to 1.99 times the sum of (x) the Executive’s Annual Salary (as in effect on the effective date of such termination) payable no later than 30 days after such termination and (y) the greater of (1) the average of the two previous Annual Bonuses received by the Executive as provided for in Section 3.2, or (2) the maximum amount payable under Section 3.2 for the fiscal year in which the termination occurs (the “Termination Bonus”), or, in the event the Executive has not received any Annual Bonuses pursuant to Section 3.2 at the time of such termination, the Termination Bonus shall be equal to the Annual Bonus the Executive would have received under Section 3.2 if the Executive would have remained employed through the period required to be entitled to receive the Annual Bonus and satisfied all target performance objectives, payable no later than 30 days after such termination (or, if later, as soon as practicable, but in no event more than 30 days after, the amount of the Termination Bonus is known) and (B) for a period of three years after termination of employment such continuing health benefits (including any medical, vision or dental benefits), under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); (iii) all outstanding unvested equity-based awards held by the Executive shall vest and become immediately exercisable and shall otherwise become free of restrictions and be exercisable in accordance with their terms and the Executive shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; (iv) the Company shall provide the Executive with continued secretarial support for the five-year period immediately following such termination; and (v) except as otherwise required under applicable law, the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
          (c) Notwithstanding clause (ii)(B) of the second sentence of Section 5.2(b), (i) nothing herein shall restrict the ability of the Company to amend or terminate the plans and programs referred to in such clause (ii)(B) from time to time in its sole discretion, but the Company may not reduce benefits already earned and accrued by, but not yet paid to, the Executive and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause (ii)(B) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).
          5.3 Change of Control.
          (a) Without duplication of the foregoing, upon a “Change in Control” (as defined below) while the Executive is employed, all outstanding unvested equity-based awards (including stock options and restricted stock) shall fully vest and become immediately exercisable, as applicable. In addition, if, after a Change in Control, the Executive terminates his employment with the Company for any reason on or before the first anniversary of the Change in Control, such termination shall be deemed a termination by the Executive for Good Reason covered by Section 5.2, provided, that the Executive provides no less than 30 days’ advance written notice to the Company.
          (b) For purposes of this Agreement, “Change in Control” shall have the same meaning as in the Company 2005 Long Term Incentive Compensation Plan (or any successor plan thereof).
          5.4 Non-Renewal of the Employment Term. If the Executive’s employment is terminated as a result of the expiration of the Term and he is not offered another employment agreement or the Company declines to renew the Term, then the Executive shall receive the same amounts as specified in Section 5.2(b).
     6. Covenants of the Executive.
          6.1 Consideration. The Executive acknowledges, understands and agrees that, in consideration for agreeing to and complying with the terms and conditions contained in this Section 6 hereof, he will be entitled to a lump sum payment, payable no later than 30 days after a termination of the Executive’s employment under Section 5 of this Agreement, equal to the sum of (i) the Executive’s Annual Salary for one year and (ii) the greater of (A) the average of the two previous Annual Bonuses received by the Executive as provided for in Section 3.2, or (B) the maximum amount payable under Section 3.2 for the fiscal year in which the termination occurs, or, in the event the Executive has not received any Annual Bonuses pursuant to Section 3.2 at the time of such termination, such Annual Bonus shall be equal to the Annual Bonus the Executive would have received under Section 3.2 if the Executive would have remained employed through the period required to be entitled to receive the Annual Bonus and satisfied all target performance objectives. Notwithstanding the foregoing, within seven days of a termination of the Executive’s employment under Section 5 of this Agreement, the Company may give written notice to the Executive stating that it does not wish to enforce the terms and conditions contained in this Section 6, and upon issuance of such notice, the Company will not be obligated to pay and the Executive will not be entitled to receive any consideration under this Section 6 and the covenants contained in this Section 6 will have no force and effect.
          6.2 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is the ownership, operation, development, redevelopment, acquisition and management of strategically located medical office buildings and other healthcare related facilities in the Southeastern United States. (such business and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is, in part, national in scope; (iv) the Executive’s work for Cogdell Spencer Advisors, Inc. and the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:
          (a) By and in consideration of the payments to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the date hereof and ending one year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates (the “Restricted Period”), he shall not in the Restricted Territory (as defined below), directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, (i) engage in any element of the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its affiliates, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in competition with the Company or its affiliates, or (iii) provide financial assistance to or otherwise obtain an ownership interest in a competitor of the Company or its affiliates; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity.
          For purposes of this Agreement, the “Restricted Territory” shall mean:

          (i) North Carolina;
          (ii) South Carolina;
          (iii) Kentucky;
          (iv) Georgia;
          (v) Louisiana;
          (vi) Florida;
          (vii) Mississippi;
          (viii) any other state in the United States in which the Company is actively conducting its business; or
          (ix) any other state in the United States in which the Company, during the Term, conducts its business.
          (b) During and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.
          (c) During the Restricted Period, the Executive shall not, without the Company’s prior written consent, directly or indirectly, knowingly (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates. From the date hereof through the end of the two-year period commencing with the Executive’s termination of employment with the Company, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the 12-month period prior to the Executive’s termination is or was a customer or client of the Company or any of its affiliates. While the Executive’s non-compete obligations under Section 6.2(a) are in effect, the Executive shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its affiliates, or in any way adversely affecting or otherwise maligning the Business or reputation of the Company or any of its affiliates.
          (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company.
          6.3 Rights and Remedies upon Breach.
          (a) The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.2 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.2, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages); shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.
          (b) The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
     7. Other Provisions.
          7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
          7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
          7.3 Enforceability; Jurisdiction; Arbitration.
          (a) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).
          (b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.3) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Charlotte, North Carolina in accordance with North Carolina law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.
          7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:
          (i) If to the Company, to:
Cogdell Spencer Inc.
4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina 28209-4670
Attention: Frank C. Spencer

with a copy to:
Clifford Chance US LLP
31 West 52 Street
New York, New York 10019
Attention: Jay Bernstein
          (ii) If to the Executive, to:
James W. Cogdell
[at the address set forth on the signature page hereof]
with a copy to:
William R. Culp, Jr.
Culp Elliot & Carpenter P.L.L.C.
4401 Barclay Downs Drive, Suite 200
Charlotte, NC 28209
Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
          7.5 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
          7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
          7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NORTH CAROLINA.

          7.8 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.
          7.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.
          7.10 No Duty to Mitigate. Except as may be provided in Section 5.2(c)(ii), the Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.
          7.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
          7.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
          7.13 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7.3 and 7.9, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 6, 7.3 and 7.9), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.
          7.14 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

          7.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
          7.16 Parachutes. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 7.16) as if no excise taxes had been imposed with respect to Parachute Payments. “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The amount of any payment under this Section 7.16 shall be computed by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive.
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     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COGDELL SPENCER INC.

By:

Name:

Title:

James W. Cogdell

[to be deleted from all public filings:]

Executive’s address –